Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Westbury Bancorp, Inc. on Form S-1 filed with the Securities and Exchange Commission and Form H-e(1)-S and Form AC filed with the Board of Governors of the Federal Reserve System of our report on the consolidated financial statements of WBSB Bancorp, MHC and Subsidiary dated October 25, 2012, appearing in the Prospectus, which is part of this Registration Statement, and a part of Form H-e(1)-S and Form AC.

We also consent to the reference to our firm under the captions “The Conversion and Plan of Distribution”, “Experts” and “Legal and Tax Matters” in such Prospectus.

/s/ McGladrey LLP

Milwaukee, Wisconsin

December 13, 2012